Exhibit 10.53

CONFIDENTIAL

Edouard Tavernier
c/o IHS Markit Ltd.
4th Floor Ropemaker Place
London
EC2Y 9LY
March 9, 2021
Dear Edouard,
Pursuant to your Amended and Restated Terms of Employment dated May 20, 2020 (the “Employment Agreement”), you are currently employed by IHS Markit UK Services Ltd. (the "Company") as Executive Vice President, Head of Transportation of IHS Markit Ltd.

In connection with the execution of this amendment letter, IHS Markit Ltd. (“IHS Markit”) has entered into an Agreement and Plan of Merger, dated as of the November 29, 2020 (the “Signing Date”), with S&P Global Inc., a New York corporation (“Parent”) and Sapphire Subsidiary, Ltd., a Bermuda exempted company limited by shares and a wholly-owned, direct subsidiary of Parent (“Merger Sub,” and with IHS Markit and Parent, the (“Parties”) (the “Merger Agreement”), pursuant to which the Parties would effect a business combination through the merger of Merger Sub with and into IHS Markit, with IHS Markit, being the surviving company and a wholly-owned, direct subsidiary of Parent.

I am writing to confirm the amended terms of employment which are offered to you, effective as of the Signing Date.

Each of the Company and you agree the following amendments to the Employment Agreement:

a.The Company and you agree that, in lieu of clause 3(e)(iv)(B) of the Employment Agreement, subject to the consummation of the transactions under the Merger Agreement, any unvested performance-based equity awards held by you and granted prior to the consummation of the transaction under the Merger Agreement shall be treated as set forth in the Merger Agreement.

b.The provision titled “Annual Cash Incentive Compensation” in Exhibit A of the Employment Agreement is amended and restated in its entirety as follows:

“Annual Cash Incentive Compensation - For each fiscal year, your target cash incentive opportunity is 100% of your Annual Base Salary (the “Target Cash Incentive”) and the actual incentive payment may range from 0% – 200% of target, based on IHS Markit’s performance and achievement of your individual performance objectives, as determined by the HR Committee.”

The remaining terms of your Employment Agreement shall be unaffected by these changes.

If you agree to these changes, please indicate your acceptance by signing and returning the enclosed copy of this letter. The changes shall be effective from the Signing Date. You should keep your signed copy of this letter safe, together with your Employment Agreement, which shall be amended by this letter.

Yours sincerely

For and on behalf of IHS Markit UK Services Ltd.

/s/ Christopher McLoughlin
Christopher McLoughlin

I, Edouard Tavernier confirm my agreement to the variations to my Employment Agreement dated May 20, 2020 which are outlined in this letter.

/s/ Edouard Tavernier	March 14, 2021
Edouard Tavernier	Date